Exhibit 10.2

Form of Amendment to Two-Year Change in Control Agreement

This Amendment to the Change in Control Agreement (the “Amendment”) is entered into as of this      day of January, 2013 (the “Amendment Effective Date”), by and between NBT Bancorp Inc. (the “Company”) and                      (the “Executive”).

WHEREAS, the Company and Executive are parties to an existing Change in Control Agreement dated as of                      [, as subsequently amended on                     ] (the “Agreement”); and

WHEREAS, the Company and Executive desire to amend the Agreement as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereby amend the Agreement as follows:

1.	Related Benefits. Section 3(c) of the Agreement is hereby amended to read in its entirety as follows:

(c) Related Benefits. Unless you die or your employment is terminated by the Company for Cause or Disability, or by you other than for Good Reason and not within 12 months after a change in control of the Company, the Company shall maintain in full force and effect, for your continued benefit and, if applicable, for the continued benefit of your spouse and family, for two years after the Date of Termination, or such longer period as may be provided by the terms of the appropriate plan, certain noncash employee benefit plans, programs, or arrangements (including, without limitation, life insurance and health, dental and vision plans, but excluding disability or accidental death and dismemberment insurance) in which you were entitled to participate immediately prior to the Date of Termination, as in effect at the Date of Termination, or, if more favorable to you and, if applicable, your spouse and family, as in effect generally at any time thereafter with respect to executive employees of the Company or any successor; provided that your continued eligibility for and participation in such plans, programs, and arrangement is possible after Termination under the general terms and provisions of such plans, programs, and arrangements; provided, however, that if you become eligible to participate in a benefit plan, program, or arrangement of another employer which confers substantially similar benefits upon you, you shall cease to receive benefits under this subsection in respect of such plan, program, or arrangement; provided, further, that for health benefits that extend beyond the COBRA limitation period, the Company shall pay you a sum equal to the benefits that you would have received under this Section 3(c) without regard to such limitation, and (ii) your benefit under any retirement plans maintained by the Company in which you are a participant shall be fully vested upon such termination of your employment. In the event that your participation in any such plan, program, or arrangement is not possible after Termination under the general terms and provisions of such plans, programs, and arrangements, the Company shall arrange to provide you with benefits substantially similar to those which you are entitled to receive under such plans, programs and arrangements or alternatively, pay an amount equal to the reasonable value of such substantially similar benefits. If, after termination of employment following a change in control of the Company, under this Section 3, you elect or, if applicable, your spouse or family elects, COBRA continuation coverage, the Company will pay the applicable COBRA premium for the maximum period during which such coverage is available. If termination follows a change in control of the Company specified in Section 6(b)(iii), then you and, if applicable, your spouse and family may elect in lieu of COBRA continuation coverage to have the acquiring entity obtain an individual or group health insurance coverage and the acquiring entity will pay premiums thereunder for the maximum period during which you and, if applicable, your spouse and family could have elected to receive COBRA continuation coverage.

2. Maximization of After-Tax Amounts. Section 9 of the Agreement is hereby amended to read in its entirety as follows:

9. Maximization of After-Tax Amounts. In the event any payments or benefits you become entitled to pursuant to this Agreement or any other payments or benefits received or to be received by you in connection with a change in control or your termination of employment (whether pursuant to the terms of any other agreement, plan, or arrangement, or otherwise, with the Company, any person whose actions result in a change in control or any person affiliated with the Company or such person) (collectively the “Severance Payments”) will be subject to the tax (the “Excise Tax”) imposed by Code Section 4999, the payments due under this Agreement shall be reduced so that the Severance Payments will not result in the imposition of such Excise Tax. The payment reduction contemplated by the preceding sentence shall be implemented by determining the “Parachute Payment Ratio” (as defined below) for each “parachute payment” within the meaning of Code Section 280G (“Section 280G”), and then reducing the “parachute payments” in order beginning with the “parachute payment” with the highest Parachute Payment Ratio. For “parachute payments” with the same Parachute Payment Ratio, such “parachute payments” shall be reduced based on the time of payment of such “parachute payments” with amounts having later payment dates being reduced first. For “parachute payments” with the same Parachute Payment ratio and the same time of payment, such “parachute payments” shall be reduced on a pro rata basis (but not below zero) prior to reducing “parachute payments” with a lower Parachute Payment Ratio. For purposes hereof, the term “Parachute Payment Ratio” shall mean a fraction the numerator of which is the value of the applicable “parachute payment” for purposes of Section 280G and the denominator of which is the intrinsic value of such “parachute payment.” For purposes of determining whether any of the Severance Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) the entire amount of the Severance Payments shall be treated as “parachute payments” within the meaning of Code Section 280G(b)(2) and as subject to the Excise Tax, unless and to the extent, in the written opinion of the Company’s independent accountants and reasonably acceptable to you, such payments (in whole or in part) are not subject to the Excise Tax; and (ii) the value of any noncash benefits or any deferred payment or benefit (constituting a part of the Severance Payments) shall be determined by the Company’s independent auditors in accordance with the principles of Code Sections 280G(d)(3) and (4). Notwithstanding the foregoing, if (i) the Severance Payments exceed three (3) times your “base amount” as defined within Section 280G and (ii) you would receive at least $50,000 more on a net after-tax basis if your Severance Payments were not reduced pursuant to this Section 9 (after your payment of the Excise Tax), then the Company will not reduce the Severance Payments to you and you shall be responsible for the Excise Tax related thereto. For purposes of determining the net after-tax benefit, you shall be deemed to pay federal income taxes at the highest marginal rate of the federal income taxation applicable to individuals (without taking into account surtaxes or loss or reduction of deductions) for the calendar year in which the date of Termination occurs and state and local income taxes at the highest marginal rates of taxation in the state and locality of your residence on the date of Termination.

3. Except as set forth in this Amendment, the Agreement shall remain unchanged and shall continue in full force and effect.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Amendment to the Agreement, or have caused this Amendment to be duly executed and delivered on their behalf.

[EXECUTIVE]
NBT BANCORP INC.
By:
Its:

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